Exhibit 99.1

January  25, 2022

Franklin Financial Reports 2021 Q4 Earnings; Declares Dividend

(CHAMBERSBURG, PA) Franklin Financial Services Corporation (NASDAQ: FRAF), the bank holding company of F&M Trust (the Bank), reported consolidated earnings of $3.7 million ($.82 per diluted share) for the fourth quarter ended December 31, 2021, compared to $4.6 million ($1.04 per diluted share) for the fourth quarter ended December 31, 2020, and $5.9 million ($1.31 per diluted share) for the third quarter of 2021. Year-to-date 2021 net income was $19.6 million ($4.42 per diluted share) compared to $12.8 million ($2.93 per diluted share) for the same twelve-month period in 2020. Net income for 2021 was boosted by a gain of $1.8 million on the sale of the Bank’s headquarters building and a $636 thousand expense reversal relating to the reversal of a previously established off-balance sheet liability reserve, both previously reported.

A summary of operating results for the fourth quarter of 2021 and year-to-date 2021 are as follows:

• Net interest income was $11.4 million, inclusive of $488 thousand of interest and fees from Paycheck Protection Program (PPP) loans, for the fourth quarter of 2021 compared to $11.6 million (including $1.2 million of PPP interest and fees) for the third quarter of 2021 and $11.0 million for the fourth quarter of 2020 (including $734 thousand of PPP interest and fees). Year-to-date, net interest income was $44.7 million (including $3.3 million of PPP interest and fees), an increase of 6.5% compared to $42.0 million for the same period in 2020 (including $1.5 million of PPP interest and fees). The net interest margin decreased to 2.79% for the fourth quarter of 2021 from 3.08% for the same quarter of the prior year. On a year-over-year comparison, the net interest margin was 2.88% for 2021 compared to 3.21% in 2020. The decrease in the 2021 net interest margin was due primarily to a 0.45% decline in the yield on earning assets from 3.51% in 2020 to 3.06% in 2021 as all asset classes had lower yields in 2021. This decrease was partially offset by a reduction in the cost of interest-bearing liabilities from 0.39% for 2020 to 0.24% for 2021. Likewise, the cost of all deposits decreased from 0.28% in 2020 to 0.12% in 2021.

• Average earning assets for 2021 were $1.7 billion compared to $1.4 billion in 2020, an increase of 18.8%. In 2021, the average balance of interest-bearing cash balances increased $34.2 million (45.6%), the average balance of the investment portfolio increased $203.5 million (71.9%) and the average balance of the loan portfolio increased $16.1 million (1.6%), over the prior year averages. Within the loan portfolio, average commercial loan balances increased $5.8 million during the year. The average balance of PPP loans included in the commercial loan portfolio for 2021 was $41.4 million. Total deposits averaged $1.5 billion for 2021, an increase of $232 million (18.5%) over the average balance for 2020. All deposit categories reported a year-over-year increase in average balances, except for time deposits.

• For the fourth quarter of 2021, the Bank reversed $200 thousand through the provision for loan loss expense compared to a reversal of $725 thousand in the fourth quarter of 2020. Year-to-date, the provision for loan loss expense was a reversal of $2.1 million compared to a $4.6 million provision expense for the same period in 2020. The 2020 provision expense was the result of an increase in several qualitative factors in the allowance for loan loss calculation due to the projected economic effects and impact of the COVID-19 pandemic. During 2021, several qualitative factors were reduced, reflecting a lower risk of loss in the loan portfolio, and the twenty-quarter historical average charge-off rate used in the calculation decreased, thereby resulting in a reversal of the provision for loan loss expense. The allowance for loan loss ratio was 1.51% of gross loans as of December 31, 2021, compared to 1.66% at December 31, 2020.

• Noninterest income totaled $4.6 million for the fourth quarter of 2021 compared to $6.2 million in the third quarter of 2021 and $4.2 million for the fourth quarter of 2020. The third quarter of 2021 was boosted by a gain of $1.8 million on the sale of the Bank’s headquarters building. Year-to-date, noninterest income was $19.5 million compared to $15.1 million in 2020. Significant year-to-date variances include the gain on sale (previously mentioned), increases in Investment and Trust Services fees ($1.1 million), gains on the sale of mortgages ($894 thousand) and debit card income ($326 thousand). These increases were partially offset by a decrease of $545 thousand from gains on bank owned life insurance.

• Noninterest expense for the fourth quarter of 2021 was $12.0 million compared to $11.0 million in the prior quarter and $10.5 million for the fourth quarter of 2020. Year-to-date, noninterest expense was $43.2 million in 2021 compared to $39.4 million in 2020. The following categories contributed to the year-over-year increase: salaries and benefits increased $2.4 million (primarily incentive compensation and health insurance), FDIC insurance increased $278 thousand, data processing expense increased $607 thousand, and a nonservice pension settlement expense of $425 thousand. Other expenses decreased $293 thousand due primarily to a $636 thousand expense reversal relating to the reversal of a previously established off-balance sheet liability reserve.

• The effective tax rate was 13.3% and 14.8% for the fourth quarter and year-to-date period of 2021, respectively.

Total assets at December 31, 2021 were $1.774 billion compared $1.535 billion at December 31, 2020, an increase of 15.6%. Significant balance sheet changes since December 31, 2020, include:

• Short-term interest-bearing deposits in other banks increased $124.6 million (310.8%) and the investment portfolio increased $132.9 million (33.5%).

• The net loan portfolio decreased $9.2 million over the year-end 2020 balance. Commercial loans were down $14.8 million from year-end 2020 as new production was completely offset by a $44.5 million reduction in PPP loans. The Bank held $7.8 million in PPP loans at December 31, 2021, and $370 thousand of deferred PPP fees remaining to be recognized.

• As of December 31,2021, the Bank had no loans under a COVID modified payment schedule and all loans previously on modified payment have returned to contractual payment schedules.

• Deposits increased $230 million (17.0%) over year-end 2020, with all deposit products showing an increase except time deposits. Money management accounts and interest-bearing checking products showed the largest increases over the prior year-end.

• Shareholders’ equity increased $11.9 million from December 31, 2020, due primarily to an increase of $14.1 million in retained earnings during 2021 partially offset by a decrease of $3.7 million in accumulated other comprehensive income (AOCI) as the fair value of the investment portfolio declined during the year. At December 31, 2021, the book value of the Corporation’s common stock was $35.36 per share and tangible book value was $33.34 per share. In December 2021, an open market repurchase plan was approved to repurchase 150,000 shares over a one-year period.

“We ended the fourth quarter and the year of 2021 in a strong financial position. We finished the year with record net income based on strong core earnings and some one-time gains”, said Tim Henry, President and CEO. “Over the last two years we have adapted to the challenges and changes brought on by the pandemic and we are now taking steps to build for the future which include: making investments in our physical infrastructure (new headquarters on Nitterhouse Drive in Chambersburg), integrating new technological and sales infrastructure (adopting Salesforce, a digital sales platform to be used throughout the bank), establishing a banking presence in Hagerstown, Maryland and most importantly enhancing our team of employees as we look to add a Chief Operating Officer and other key positions in 2022 and expand our training efforts. We are able to proactively build for the future because of our historically consistent core earnings and strong balance sheet and the dedication and excellence of our employees which were on display in the fourth quarter and throughout 2021.”

On January 20, 2022, the Board of Directors of Franklin Financial Services Corporation declared a $0.32 per share regular quarterly cash dividend for the first quarter of 2022 to be paid on February 23, 2022, to shareholders of record at the close of business on February 4, 2022. This compares to a $0.32 per share regular cash dividend for the fourth quarter of 2021 and $.30 per share for the first quarter of 2021.

Additional information on the Corporation is available on our website at: www.franklinfin.com/Presentations.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1.8 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-one community banking locations in Franklin, Cumberland, Fulton and Huntingdon Counties. Franklin Financial stock is trading on the Nasdaq Stock Market under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms.  Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements.  These factors include (but are not limited to) the following: general economic conditions particularly with regard to the negative impact of severe, wide-ranging and continuing disruptions caused by the spread of the coronavirus COVID-19 pandemic and responses thereto, changes in interest rates, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in the rate of inflation, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.

We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

FRANKLIN FINANCIAL SERVICES CORPORATION
Financial Highlights (Unaudited)

Earnings Summary	For the Three Months Ended			For the Twelve Months Ended
(Dollars in thousands, except per share data)	12/31/2021	9/30/2021	12/31/2020	2021	2020	% Change

Interest income	$12,133	$12,304	$11,871	$47,573	$45,939	3.6
Interest expense	723	710	878	2,902	3,978	(27.0)
Net interest income	11,410	11,594	10,993	44,671	41,961	6.5
Provision for loan losses	(200)	-	(725)	(2,100)	4,625	(145.4)
Noninterest income	4,588	6,182	4,182	19,488	15,084	29.2
Noninterest expense	11,981	10,986	10,541	43,245	39,362	9.9
Income before income taxes	4,217	6,790	5,359	23,014	13,058	76.2
Income taxes	564	928	806	3,398	258	1217.1
Net income	$3,653	$5,862	$4,553	$19,616	$12,800	53.3

Diluted earnings per share	$0.82	$1.31	$1.04	$4.42	$2.93	50.9
Regular cash dividends paid	$0.32	$0.32	$0.30	$1.25	$1.20	4.2

Balance Sheet Highlights (as of)	12/31/2021	9/30/2021	12/31/2020
Total assets	$1,773,806	$1,732,441	$1,535,038
Investment and equity securities	530,292	546,261	397,331
Loans, net	983,746	1,002,802	992,915
Deposits	1,584,359	1,544,295	1,354,573
Shareholders' equity	157,065	152,838	145,176

Assets Under Management (fair value)
Investment and Trust Services	946,964	907,441	836,381
Held at third party brokers	58,052	115,120	112,624

	As of and for the Three Months Ended			For the Twelve Months Ended
Performance Ratios	12/31/2021	9/30/2021	12/31/2020	12/31/2021	12/31/2020
Return on average assets*	0.84%	1.37%	1.18%	1.17%	0.91%
Return on average equity*	9.56%	15.20%	12.94%	13.20%	9.56%
Dividend payout ratio	38.83%	24.12%	28.89%	28.16%	40.83%
Net interest margin*	2.79%	2.89%	3.08%	2.88%	3.21%
Net loans charged-off (recovered) /average loans	0.04%	-0.03%	-0.14%	-0.04%	-0.02%
Nonperforming loans / gross loans	0.74%	0.85%	0.87%
Nonperforming assets / total assets	0.42%	0.50%	0.57%
Allowance for loan loss / loans	1.51%	1.51%	1.66%
Book value, per share	$35.36	$34.49	$33.07
Tangible book value (1)	$33.34	$32.46	$31.02
Market value, per share	$33.10	$31.77	$27.03
Market value/book value ratio	93.61%	92.11%	81.74%
Market value/tangible book value ratio	99.29%	97.88%	87.13%
Price/earnings multiple*	10.09	6.06	6.50	7.49	9.23
Current quarter dividend yield*	3.87%	3.90%	4.44%
* Annualized
(1) NonGAAP measurement. See GAAP versus NonGAAP disclosure

GAAP versus non-GAAP Presentations – The Corporation supplements its traditional GAAP measurements with certain non-GAAP measurements to evaluate its performance and to eliminate the effect of intangible assets.  By eliminating intangible assets (Goodwill), the Corporation believes it presents a measurement that is comparable to companies that have no intangible assets or to companies that have eliminated intangible assets in similar calculations. However, not all companies may use the same calculation method for each measurement. The non-GAAP measurements are not intended to be used as a substitute for the related GAAP measurements. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.  In the event of such a disclosure or release, the Securities and Exchange Commission’s Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The following table shows the calculation of the non-GAAP measurements.

NonGAAP
(Dollars in thousands, except per share)
	December 31, 2021	September 30, 2021	December 31, 2020
Tangible Book Value (per share) (non-GAAP)
Shareholders' equity	$157,065	$152,838	$145,176
Less intangible assets	(9,016)	(9,016)	(9,016)
Shareholders' equity (non-GAAP)	148,049	143,822	136,160

Shares outstanding (in thousands)	4,441	4,431	4,389

Tangible book value (non-GAAP)	33.34	32.46	31.02